Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 4, 2003, accompanying the financial statements of TGC Industries, Inc. contained in the Registration Statement. We consent to use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption, “Experts.”

Grant Thornton LLP

/s/ Grant Thornton LLP
Dallas, Texas
September 19, 2005